Exhibit 2.1









                            ASSET PURCHASE AGREEMENT





                                     BETWEEN





                               TERABEAM WIRELESS,


                               PROXIM CORPORATION,


                         PROXIM WIRELESS NETWORKS, INC.


                                       and


                       PROXIM INTERNATIONAL HOLDINGS, INC.





                                  July 18, 2005





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                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement") is entered into as of July 18, 2005 (the "Signing Date"), between TERABEAM WIRELESS, the business name of YDI Wireless, Inc., a Delaware corporation ("Purchaser") and PROXIM CORPORATION, a Delaware corporation ("Parent"), PROXIM WIRELESS NETWORKS, INC., a Delaware corporation ("PWC"), and PROXIM INTERNATIONAL HOLDINGS, INC., a Delaware corporation, ("PIH" and together with Parent and PWC, "Proxim" or "Sellers").


                             PRELIMINARY STATEMENTS

A. Sellers have commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (such cases, the "Chapter 11 Cases") and currently are operating as debtors in possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code");

B. Subject to the approval of the Bankruptcy Court, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain of Sellers' assets, all upon the terms and subject to the conditions set forth in this Agreement.


                             STATEMENT OF AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers, intending to be legally bound, hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITY

      1.1. Purchase and Sale of Assets.

      Pursuant to Sections 363 and 365 of the Bankruptcy Code and the Sale Order (as such term is defined in Section 9.3(a) hereof) and subject to the terms and conditions and in reliance upon the representations and warranties contained in this Agreement, at the Closing (as such term is defined in Section 3.1 hereof), Sellers shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Sellers, all of Sellers' right, title and interest in, to and under the assets, properties and rights listed in this Section 1.1, wherever located, free and clear of any and all liens (including but not limited to any and all "liens" as defined in Bankruptcy Code ss. 101(37)) ("Liens"), claims (including but not limited to any and all "claims" as defined in Bankruptcy Code ss. 101(5) and the Cure Amounts (as such term is defined in
Section  1.4  hereof) to be paid by  Sellers  in  accordance  with  Section  1.4
(together,   "Claims")),   mortgages,  deeds  of  trust,  guarantees,   security
agreements, security interests, pledges, options, hypothecations, charges, obligations, rights, restrictions, interests and encumbrances in or with respect to any of the following assets, properties or rights (including without

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limitation any options or rights to purchase such property and any mechanic's or tax liens or any restrictions, limitations or claims of infringement on the use of any computer program embedded in any portion of the following assets which constitutes goods, as that term is defined in ss. 9102(44) of the Revised Uniform Commercial Code and any supporting information provided in connection with the goods (collectively, "Goods") relating to the program if (i) the program is associated with such goods in such a manner that it customarily is considered part of such goods, or (ii) as the owner of such goods, Sellers acquired the right to use the program in connection with such goods, whether arising prior to or subsequent to the filing of Sellers' Chapter 11 petitions), whether imposed by agreement, understanding, law, equity or otherwise (together, the "Other Rights") (Liens, Claims and Other Rights are defined herein collectively as "Encumbrances"), but excluding (y) the Excluded Assets (as such
                                      ---------
term is defined in Section 1.2 hereof), and (z) Encumbrances that do not have a material adverse impact upon the Purchased Assets (as defined herein) and the Business (as defined below) (it being agreed by the parties that Encumbrances arising from the filing by the United States of America Federal Trade Commission (the "FTC") of its objection motion, dated July 18, 2005, in the Chapter 11 Cases and the possible granting by the Bankruptcy Court of the relief requested in that motion shall not be deemed to have such a material adverse impact) for the period commencing on the Commencement Date (as defined in Section 4 below) through the Closing Date (such assets, properties and rights, collectively, the "Purchased Assets"):

      (a) All fixed assets, machinery, equipment, development equipment, test equipment, tools, furniture, fixtures, computers, printers, computer disks and other computer storage devises, computer software, supplies, spare and replacement parts (collectively, the "Fixed Assets") and Goods, including, without limitation, those Fixed Assets and Goods listed on Schedule 1.1(a)
                                                                ---------------
hereto;

      (b) All customer and supplier lists and all other information as to sources of supply and relationships with suppliers, vendors and customers (collectively, the "Customers and Suppliers");

      (c) Originals or copies of all books, records, correspondence, files, manuals, drawings, diagrams, computer programs, data, personnel files for Transferred Employees (as defined in Section 11.2(a) hereof) and other documentation directly relating to the business of Proxim (the "Business") or the Purchased Assets or the Assumed Liabilities, reasonably required by Purchaser (other than attorney-client privileged materials insofar as they are not directly related to any of the Intellectual Property to enable the continuity of legal representation in connection with the Intellectual Property) and files of non-Transferred Employees and other books and records not directly related to the Purchased Assets, the Assumed Liabilities assets being sold to Purchaser or the Business (collectively, the "Records");

      (d) Subject to Section 2.2(c) below, all claims and rights under those executory contracts and unexpired leases to which any of Sellers is a party (as an original party or through assignment made prior to or on the Closing Date) to the extent such contracts can be assumed and assigned under applicable law, and which Sellers and Purchaser have mutually agreed to have Sellers assume and assign to Purchaser pursuant to Section 365 of the Bankruptcy Code, all of which are listed on Schedule 1.1(d) hereto, provided, however, such Schedule may be
              --------------

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amended at any time by Purchaser from the Signing Date through and including the
Closing (collectively, the "Assumed Contracts");

      (e) All artwork and other graphic media used in, or related to, the Business;

      (f) All Intellectual Property (as defined in Section 4.8(a)(i)).

      (g) All  investments  in and  securities  of the  subsidiaries  listed  on
Schedule 1.1(g) hereto  (collectively,  the "Transferred  Subsidiaries") and all
--------------
investments in third parties, including any rights to purchase securities in such third parties (collectively, "Transferred Third Party Investments"), which such Transferred Subsidiaries and Transferred Third Party Investments are listed on Schedule 1.1(g) hereto, provided, however, such Schedule may be amended at any time by Purchaser from the Signing Date through and including the Closing but that the amendment of Schedule 1.1(g) after the Signing Date shall not alter the definition of Transferred Subsidiaries for the purposes of any other provision of this Agreement;

      (h) All inventory, including (i) finished goods inventory, (ii) raw materials, (iii) accessories, (iv) supplies, and (v) work in process (collectively, "Inventory"), including without limitation the Inventory listed on Schedule 1.1(h);
   --------------

      (i) All pre-paid deposits for (i) trade show attendance, (ii) equipment leases that are Assumed Contracts, (iii) real estate leases that are Assumed Contracts, (iv) memberships, (v) software maintenance and licensing contracts to which Sellers are a party, and (vi) all other Assumed Contracts (collectively, the "Pre-Paid Deposits"), including without limitation the Pre-Paid Deposits on
Schedule 1.1(i);
--------------

      (j) All rights of Sellers under express or implied manufacturer warranties related to any of the Goods or Fixed Assets being sold to Purchaser and described in Section 1.1(a) hereof;

      (k) All accounts receivable of Sellers, including any claims or actions with respect thereto (the "Accounts Receivable");

      (l) To the extent allowable by law, all rights or causes of action arising out of occurrences before or after the Closing Date and related to any portion of the Business or the Purchased Assets, including third party warranties and guarantees and all related claims, credits, insurance claims, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Sellers and arising out of, resulting from or relating to the Business or the Purchased Assets (collectively, "Other Claims");

      (m) All accounts, deposit accounts, security deposits, cash, and restricted cash for security for letters of credit and other obligations owed to Winthrop Financial Services in the sum of approximately $1,500,000, investment securities and other cash equivalents held by Sellers and general intangibles of Sellers, including but not limited to letter of credit rights and payment intangibles, including promissory notes and all other payment or performance obligations and instruments in favor of Sellers (collectively, "Accounts and General Intangibles"), including the Accounts and General Intangibles listed on
Schedule 1.1(m);
---------------

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      (n) All  approvals,  permits,  grants,  licenses and  authorizations  from domestic and foreign local, state and federal governmental agencies relating to the Business, to the extent such authorizations are assignable; and

      (o) All  assets,  properties  or rights  that are not  otherwise  Excluded
Assets.

      1.2. Excluded Assets.

      Notwithstanding anything contained in this Agreement to the contrary, the following assets, properties and rights will not be included in the Purchased Assets (the "Excluded Assets"):

      (a) Sellers' equity interests or investments in subsidiaries and third parties not specifically listed on Schedule 1.1.(g);
                                   ----------------

      (b) All avoidance actions, including those under Sections 542-544, 547-551 and 553 of the Bankruptcy Code, against entities other than Purchaser and such other persons or entities designated by Purchaser, and any amounts or other property received or receivable in any such actions;

      (c) All executory contracts and unexpired leases of Sellers that are not Assumed Contracts;

      (d) All intercompany receivables and intercompany claims between Sellers and any of Sellers' subsidiaries and amongst any of Sellers' subsidiaries;

      (e) All insurance policies and proceeds therefrom not related to the Purchased Assets or any insurance policies relating to interruption of the Business occurring on and after the Commencement Date as set forth in Schedule
                                                                        --------
1.2(e);
-----

      (f) All attorney-client privileged materials except insofar as they are directly related to any of the Intellectual Property to enable the continuity of legal representation in connection with the Intellectual Property; files of non-Transferred Employees; and other books and records, correspondence, files and computer programs and data not directly related to the Purchased Assets or the Business;

      (g) All "employee benefit plans" (as such term is defined by Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as such term is defined by Section 3(2) of ERISA) and all other pension, profit sharing or cash or deferred compensation plans and trusts and assets thereof and any other employee benefit plan or arrangement thereof, if any, maintained by Sellers or any of their Subsidiaries or any third party on behalf of Sellers or their Subsidiaries;

      (h) The consideration paid by Purchaser in connection with this Agreement; and

      (i) All assets, properties or rights listed on Schedule 1.2(i).
                                                     --------------

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      1.3. Assumed Liabilities.

      As of the Closing, Sellers shall assume and assign to Purchaser all Assumed Contracts. In accordance with Section 2.2(c) hereof, Purchaser shall pay any undertakings (payment and/or performance) necessary to cure defaults under such Assumed Contracts, as set forth on Schedule 1.3 (collectively, the "Cure
                                         ------------
Amounts"). Thereafter in due course Purchaser shall pay and fully satisfy all liabilities and obligations of Sellers associated with the Assumed Contracts arising after the Closing Date (the "Assumed Liabilities"). Except as set forth herein, Purchaser has not agreed to pay, shall not be required to assume, and shall have no liability or obligation with respect to, any liability or obligation, direct or indirect, absolute or contingent, of Sellers, including any liabilities or obligations associated with the Assumed Contracts arising on or before the Closing Date.

SECTION 2. PURCHASE PRICE; TAXES; PURCHASE PRICE ALLOCATION

      2.1. Purchase Price.

      In addition to assuming the Assumed Liabilities and, subject to Section 2.2(c) hereof and paying all amounts necessary to satisfy the Cure Amounts, Purchaser shall pay the Adjusted Purchase Price (as defined in Section 2.2(a)). On the Closing Date, except as otherwise ordered by the Bankruptcy Court or agreed to by Sellers and the counterparty to an Assumed Contract, Purchaser shall pay the Cure Amounts directly to the counterparties to such Assumed Contracts, in each case in accordance with Sections 1.3 and 2.2(c).

      2.2. Payment of Purchase Price.

      (a) Closing Date Payment.  Purchaser shall pay the Adjusted Purchase Price
          --------------------
and any other required amounts, if any, by wire transfer of immediately available funds to the accounts designated by Sellers in an aggregate amount determined in accordance with the following formula: (i) the Initial Purchase Price plus, (ii) the Qualified Accounts Receivable minus, (iii) the Threshold Qualified Accounts Receivable minus, (iv) the DIP Loan Obligations (as such term is defined in the DIP Loan Agreement (as defined below)) minus, (v) the Basket Cure Amount plus, (vii) the amount, if any, that the aggregate Cure Amounts is less than the Basket Cure Amount (the "Adjusted Purchase Price").

      (b) For purposes of this Agreement,

      (i) "Initial Purchase Price" means the sum of Twenty-Eight Million Dollars ($28,000,000);

      (ii) "Qualified Accounts Receivable" means the sum of Five Million Seven Hundred Thousand Dollars ($5,700,000);

      (iii) "Threshold Qualified Accounts Receivable" means the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000);

      (c) Cure Amounts.
          ------------

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      At Closing and  pursuant to Section 365 of the  Bankruptcy  Code,  Sellers shall assume and assign to Purchaser the Assumed Contracts. The Cure Amounts, as determined by Purchaser and the counterparties to such contracts or the Bankruptcy Court, if any, necessary to cure all defaults, if any, and to all pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts, shall be paid by Purchaser, on the Closing Date and upon such payment Purchaser shall have no liability for the Cure Amounts. Notwithstanding the foregoing, in the event the actual Cure Amounts for all Assumed Contracts required to be paid on the Closing Date in accordance with this Agreement exceeds Two Million Dollars ($2,000,000) plus the sum of pre-petition amounts due to certain vendors and suppliers designated by Purchaser and Sellers as "critical vendors" up to an amount of One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) to the extent such amounts are not otherwise approved by the Bankruptcy Court and not paid by Sellers post petition (the "Basket Cure Amount"), then Purchaser may, by written notice to Sellers, elect to (i) pay the amount by which the Cure Amount exceeds the Basket Cure Amount (the "Excess Basket Cure Amount") and/or (ii) cause Sellers to reject any Assumed Contract.

      No later than three (3) business days prior to the Closing, Purchaser shall notify Sellers in writing which of the Cure Amounts in excess of the Excess Basket Cure Amount Purchaser has elected to pay, if any. No later than one (1) business day prior to the Closing, Sellers shall notify Purchaser in writing which of the Cure Amounts in excess of the Excess Basket Cure Amount Sellers have elected to pay, if any.

      Upon execution of this Agreement Purchaser shall have the exclusive right to negotiate the assumption and assignment of each Assumed Contract, including the Cure Amount, with the counterparty to such to-be Assumed Contract. Notwithstanding the foregoing, Sellers and any Qualified Bidder (as such term is defined in the Bidding Procedures attached hereto as Exhibit A) other than
                                                           ---------
Purchaser, shall have the right to negotiate the assumption and assignment of any contracts, including the cure amounts, in connection with any competing offer.

      2.3. Purchase Price Allocation.

      Not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (collectively, the "Asset Allocation Statement") allocating the Adjusted Purchase Price (including Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code and the Treasury regulations thereunder. Sellers shall have a period of ten (10) days after delivery of the Asset Allocation Statement (the "Allocation Response Period") to present in writing to Purchaser notice of any objections Sellers may have to the allocations set forth therein (an "Allocation Objection Notice"). Unless Sellers object within such ten (10) day period, the Asset Allocation Statement shall be binding on the parties. If Sellers shall raise any objections within the Allocation Response Period, Purchaser and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objection Notice, then the parties shall submit the Asset Allocation Statement and the Allocation Objection Notice to an independent accountant for resolution. Such accountant shall resolve the dispute by selecting the proposed allocation submitted by either Purchaser or Sellers which in the sole judgment of such accountant most accurately allocates the Adjusted Purchase Price and the

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Assumed Liabilities among the Purchased Assets in accordance with their relative fair market values, but not by choosing any other formulation. Such accountant shall render such decision and report to Purchaser and Sellers in writing, specifying the reason for its decision in reasonable detail, not later than thirty (30) days after the item has been referred to it. The costs, fees and expenses of the accountant shall be borne equally by Purchaser and Sellers. The Adjusted Purchase Price shall be allocated in accordance with the Asset Allocation Statement, as finally determined, and all income tax returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.

      2.4. Cooperation on Tax Matters.

      (a) Purchase and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and Assumed Liabilities as is reasonably necessary for the preparation and filing of any tax returns, claims for refunds, or other required or optional filings related to tax matters, for the preparation of any tax audit, for the preparation for any tax protest, and for the prosecution or defense of any suit or other proceeding relating to tax matters.

      (b) Purchaser shall retain possession of all accounting, business, financial, and tax records and information relating to the Purchased Assets and the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder for a period of at least seven (7) years from the Closing Date. Thereafter, Purchaser shall be permitted to destroy such records without notice to Sellers.

      2.5. Transfer Taxes.

      Sellers and Purchaser shall each pay half of any and all liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions, or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes"). Sellers, as required by applicable law, shall timely file or cause to be filed all necessary documents (including all tax returns) with respect to the Transfer Taxes. Nothing contained in this
Section 2.5 shall be deemed to limit any transfer tax exemption in accordance with Section 1146(c) of the Bankruptcy Code provided for in the Sale Order. Sellers shall further seek the inclusion in the Sale Order a provision that Sellers' sale, transfer, assignment and conveyance of the Purchased Assets to Purchaser hereunder shall be entitled to the protections afforded under Section 1146(c) of the Bankruptcy Code. The parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location. To the extent that an overpayment exists with respect to Transfer Taxes, such overpayment will be shared in equal amounts by Sellers and Purchaser.

      2.6. Prorations.

      All personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser

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and Sellers as of 12:01 a.m.  western  standard time on the Closing  Date.  With respect to the taxes described in this Section 2.6, Sellers shall timely file all tax returns due before the Closing Date with respect to such taxes and Purchaser shall prepare and timely file all tax returns due after the Closing Date with respect to such taxes. If one party remits to the appropriate taxing authority payment for taxes, which are subject to proration under this Section
2.6 and such payment includes the other party's share of such taxes, such other party shall promptly reimburse the remitting party for its share of such taxes.

SECTION 3. CLOSING; CLOSING DELIVERIES.

      3.1. Closing.

      The transactions contemplated by this Agreement (the "Closing") shall occur within five (5) business days after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, at the offices of Purchaser, located at 990 Almanor Avenue, Sunnyvale, California 94085, or at such other place and on such other date and time as Purchaser and Sellers shall mutually agree, orally or in writing (such date being referred to herein as the "Closing Date"), provided, however, the Closing Date shall occur no later than July 29, 2005; provided, however, by written consent of Sellers and Purchaser such Closing Date may be extended .

      3.2. Sellers' Obligations.

      At the Closing, unless specified otherwise, Sellers shall deliver, cause to be delivered or make available to Purchaser:

      (a) all of the Records included in the Purchased Assets;

      (b) all of the Purchased Assets, which insofar as they are tangible will remain at the premises where they are located, provided that Sellers will not have any on-going obligations with respect to such assets or the storage thereof at such premises;

      (c) all documents of title relating to the Purchased Assets;

      (d) any applicable filings, recordations, notices and consents;

      (e) all originals or copies of all Assumed Contracts and appropriate instruments of assignment thereof;

      (f) copies of resolutions of Sellers' Boards of Directors certified by a Secretary, Assistant Secretary, or other appropriate officer of Sellers, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

      (g) a certificate (the "Sellers Closing Certificate") setting forth Sellers' representations and warranties that, except as expressly set forth in the Sellers Closing Certificate, (i) each of the representations and warranties made by Sellers in this Agreement that are qualified as to a Material Adverse Effect shall be true and correct, and the representations and warranties made by Sellers in this Agreement that are not so qualified shall be true and correct, except where their failure to be true and correct does not have and would not be

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reasonably likely to have, either  individually or in the aggregate,  a Material
Adverse Effect, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; (ii) each of the covenants and obligations that Sellers is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and (iii) each of the conditions set forth in Section 7 has been satisfied in all material respects. For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on, or change, event, occurrence or state of facts materially adverse to (i) the Business for the period commencing from the Commencement Date of execution of this Agreement until Closing, or (ii) the Purchased Assets, or
(iii) Sellers' ability to, in a timely manner, perform their obligations under this Agreement or consummate the transactions contemplated hereby, or (iv) the Business or the Purchased Assets, as a result of any action (excluding the issuance of any subpoenas), claim, counterclaim, demand whatsoever, whether
known  or  unknown,  liquidated,   unliquidated,  fixed,  contingent,  material,
immaterial, disputed, undisputed, legal or equitable, held by the FTC (it being agreed that the filing by the FTC of its objection motion, dated July 18, 2005, in the Chapter 11 Cases and the possible granting by the Bankruptcy Court of the relief requested in that motion does not constitute a Material Adverse Effect); provided, that none of the following, alone or in combination, shall constitute a Material Adverse Effect: effects, changes, events, occurrences and states of fact to the extent caused by (w) the announcement or pendency of this Agreement and the transactions contemplated hereby (including cancellations of or delays in customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships, loss of employees to the extent so caused, or the commencement of the Chapter 11 Cases); (x) compliance by Sellers or the Transferred Subsidiaries with the prohibitions of, or the taking of any action required by, this Agreement; (y) changes in the U.S. economy or the economy of any foreign country from which Sellers derive a material portion of its revenues, or in the wireless networking / wireless communications industry
generally   (but  only  to  the  extent   that  such   changes  do  not  have  a
disproportionately adverse effect on Sellers); or (z) failure by Purchaser to comply with the terms of or to take actions required by this Agreement;

      (h) a Bill of Sale in substantially the same form as attached hereto as Exhibit B, duly executed by Sellers;
---------

      (i) a Bill of Sale (Intellectual Property) in substantially the same form as attached hereto as Exhibit C, duly executed by Sellers; and
                      ---------

      (j) each of the agreements and documents contemplated to be delivered by or entered into by Sellers in connection with or pursuant to this Agreement, duly executed by Sellers.

      3.3. Purchaser's Obligations.

      At the  Closing,  Purchaser  shall  deliver  or cause to be  delivered  to
Sellers:

      (a) the Adjusted Purchase Price, payable as set forth in Section 2.2;

      (b) a certificate (the "Purchaser Closing Certificate") setting forth Purchaser's representations and warranties that, except as expressly set forth in the Purchaser Closing Certificate, (i) each of the representations and warranties made by Purchaser was accurate in all material respects as of the Signing Date (to the extent that such representation and warranty related to the Signing Date) and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (ii) each of the covenants and obligations that Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and (iii) each of the conditions set forth in Section 8 has been satisfied in all material respects;

      (c) An Assumption Agreement, in substantially the same form as attached hereto as Exhibit D, duly executed by Purchaser (to be delivered to Sellers);
          ---------
and

      (d) each of the agreements and documents contemplated to be delivered by or entered into by Purchaser in connection with or pursuant to this Agreement, duly executed by Purchaser.

      3.4. Passage of Title; Risk of Loss; Effectiveness.

      Legal and equitable title and risk of loss with respect to all of the Purchased Assets shall pass to Purchaser upon conveyance, assignment or transfer of such assets. The transactions contemplated by this Agreement to be taken at the Closing shall be effective as of Purchaser's close of business on the Closing Date.

      3.5. Instruments of Conveyance.

      At the Closing, Sellers shall (at its own expense) execute and deliver (or cause to be delivered) to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment (in each case in a form reasonably required by Purchaser) and shall take such other actions as may be necessary or as Purchaser may reasonably require in order to transfer Sellers' right, title and interest to the Purchased Assets at the Closing. Simultaneously therewith, Sellers shall take (or shall cause to be taken) all steps necessary to put Purchaser in possession or operating control of the Purchased Assets which are in Sellers' possession or operating control.

      3.6. Further Assurances.

      Sellers shall, to the extent of their resources, at any time and from time to time after the Closing, and notwithstanding any knowledge of Purchaser at the time of the execution of this Agreement or the Closing, upon the request of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further commercially reasonable acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be reasonably required to transfer, assign, convey and grant all of the Purchased Assets to Purchaser in accordance with the terms hereof; provided, however, that this Section 3.6 shall not imply that Sellers have any obligation to participate in any litigation involving Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each of Sellers hereby represents and warrants to Purchaser that each of the statements in this Section 4 was true, and correct as of June 10, 2005 (the "Commencement Date"), and subject only to such exceptions and matters as are specifically set forth in the correspondingly numbered section and lettered subsection of the final disclosure schedule which was originally delivered by the Sellers to Moseley Associates, Inc. ("Moseley") on or around the Commencement Date in connection with the asset purchase agreement among the Sellers and Moseley dated June 10, 2005 and which has been subsequently delivered by Sellers to Purchaser (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) (the "Disclosure Schedule"); provided, that disclosure in any particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in another section or subsection of the Disclosure Schedule if the relevance to such other section or subsection is readily apparent from the face of such disclosure.

      For the purposes of this Section and elsewhere in the Agreement, "Knowledge" of Sellers and Parent means, with respect to any matter in question, the actual knowledge, after a commercially reasonable inquiry, of such Sellers' or Parents' respective directors and officers, and of Sellers' or Parents' respective other employees who would reasonably be expected to have knowledge of the matter in question.

      4.1. Organization, Standing and Corporate Power.

      (a) Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted except as would not be reasonably likely to have a Material Adverse Effect. Each of Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

      (b) As of the Signing Date, each of Sellers has delivered to Purchaser correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Transferred Subsidiaries (the "Subsidiary Documents"), in each case as amended to the Commencement Date. All such Subsidiary Documents are in full force and effect and neither Sellers nor any of the Transferred Subsidiaries are in violation of any of their respective provisions except, in the case of a subsidiary as would not be material to Sellers.

      4.2. Authority; Binding Nature of Agreements.

      Each of Sellers has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the Bankruptcy Court, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Sellers of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized and approved by each of Sellers' respective Boards of Directors, and subject to approval of the Bankruptcy Court. No other corporate action on the part of each of Sellers is necessary to authorize the execution, delivery and performance by each of Sellers of this Agreement and the consummation by it of the transactions contemplated by this Agreement. From and after the Signing Date, this Agreement has been duly executed and delivered by each of Sellers and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except that such enforceability shall be subject to approval of the Bankruptcy Court and bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

      4.3. Seller SEC Documents; Undisclosed Liabilities.

      (a) The consolidated financial statements of Parent included in the reports, schedules, forms, prospectuses, and registration, proxy and other statements filed with the United States Securities and Exchange Commission (the "SEC") since March 26, 2002 (inclusive) (collectively and together with all documents filed on a voluntary basis on Form 8-K, the "Seller SEC Documents") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto).

      (b) To Parent's Knowledge, none of the Transferred Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of Parent and its subsidiaries as of April 1, 2005 (the "Balance Sheet Date") (including the notes thereto) as set forth in the Seller SEC Documents filed by Parent and publicly available prior to the Commencement Date (the "Filed Seller SEC Documents") or
(ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and are not likely to have a Material Adverse Effect and (iii) liabilities contemplated by this Agreement or the Loan and Security Agreement (the "DIP Loan Agreement") dated as of June 10, 2005, among the Sellers, Wirelesshome Corporation, and Moseley.

      4.4. Tax Matters.

      (a) To Parent's Knowledge, each of the Transferred Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by Sellers or any of the Transferred Subsidiaries, have been timely paid, except those being contested in good faith. For purposes of this
Agreement: (x) "Taxes" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and
(C) any transferee liability in respect of any items described in clauses (A) and/or (B), (y) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and (z) "Governmental Authority" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

      (b) To Parent's Knowledge, no claim has been made by a taxing authority in a jurisdiction where Sellers or any of the Transferred Subsidiaries does not file Tax Returns that any of Sellers or a Transferred Subsidiary is or may be subject to taxation in that jurisdiction. No Encumbrances for Taxes exist with respect to any assets or properties of Sellers or any of the Transferred Subsidiaries, except for Encumbrances for Taxes not yet due or which are being contested in good faith as set forth in Schedule 4.4(b) hereto.
                                        --------------

      4.5. Environmental Matters.

      (a) To the Knowledge of each of Sellers and the Transferred  Subsidiaries:
(i) each is, and has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws is pending or threatened against or is affecting Sellers, the Transferred Subsidiaries or the Purchased Assets that, if decided adversely to Sellers and the Transferred Subsidiaries, would have or would be reasonably likely to have a Material Adverse Effect, (iii) neither Sellers nor any of the Transferred Subsidiaries is aware of any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws which would be reasonably likely to result in a Material Adverse Effect.

      (b) For purposes of this Agreement:

      (i) "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and
Health Act (29 U.S.C. ss. 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. ss. 13:1K-6 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

      (ii) "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses

(including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any violation of Environmental Law, whether known or unknown, accrued or contingent, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person.

      (iii) "Hazardous Materials" means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", a "pollutant", a "contaminant", "radioactive" or words of similar meaning or effect.

      (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

      4.6. Contracts.

      (a) For purposes of this Agreement, "Material Contract" means:

      (i) all executory contracts required to be listed on Schedule G of the bankruptcy schedules of assets and liabilities filed by Sellers in the Chapter 11 Cases;

      (ii) all material contracts containing any covenant or provision which by its terms materially limits, curtails or restricts the ability of any of Sellers or any of the Transferred Subsidiaries to engage in any material line of business, make use of any Purchased Asset or compete with any entity or person in any material line of business;

      (iii) all indentures, loan or credit agreements, pledge or security agreements, mortgages, guarantees, promissory notes and contracts relating to or evidencing indebtedness for borrowed money of any of Sellers or any of their subsidiaries or granting an Encumbrance on any material property or assets of any of Sellers or any of the Transferred Subsidiaries;

      (iv) any material non-competition agreement or any other agreement or obligation which limits or purports to limit in any respect the manner in which, or the localities in which, the business of any of Sellers or any of their Transferred Subsidiaries may be conducted;

      (v) any material partnership, joint venture or strategic alliance (or any contract substantially similar to any of the foregoing);

      (vi) any material customer, client or supply contract that involves or is reasonably likely to involve (i) with respect to customer and client contracts, any of Sellers' top 20 customers and clients as a percentage of revenue in fiscal year 2004 and the first fiscal quarter of 2005, with such customers and clients representing approximately 80% of Sellers' revenue in fiscal year 2004 and the first fiscal quarter of 2005 taken as a whole, and (ii) with respect to supply contracts, any of Sellers' top 20 suppliers as a percentage of Sellers' cost of goods sold in fiscal year 2004 and the first fiscal quarter of 2005 taken as a whole, with such suppliers representing approximately 80% of Sellers' cost of good sold in fiscal year 2004 and the first fiscal quarter of 2005;

      (vii) any Assumed Contract;

      (viii) licenses relating to Intellectual Property used in the Sellers' current Products;

      (ix) any commitment or agreement to enter into any of the foregoing; or

      (x) all other  contracts  of such type  entered  into in  accordance  with
Section 6.1.

      (b) Section 4.6 of the Disclosure Schedule sets forth a correct and complete list of Sellers' Material Contracts. Sellers have, on or before the Signing Date, delivered, or, in the case of those Material Contracts described by Section 4.6(a)(i), made available to Purchaser correct and complete copies of each Material Contract in force as of the Commencement Date, together with any and all material amendments and supplements thereto.

      (c) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Sellers and their subsidiaries party thereto, provided, however, that such enforceability may be limited by and is subject to Bankruptcy and Equity Exceptions. Except as set forth in Section 4.6 of the Disclosure Schedule, neither Sellers nor any of their subsidiaries are in default under any Material Contract to which Sellers or any of their subsidiaries are a party (collectively, the "Seller Contracts"), nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by Sellers and their subsidiaries. To Parent's knowledge, neither Sellers nor any of the Transferred Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any written notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract in any material respect.

      4.7. Title to Property.

      Each of Sellers and its subsidiaries has good and valid title to all Purchased Assets (exclusive of Intellectual Property Rights and Technology), free and clear of all Encumbrances except (x) landlord liens, mechanics liens and statutory liens securing payments not yet due, (y) Encumbrances that are disclosed in Section 4.7 of the Disclosure Schedule, and (z) Permitted Encumbrances and such other imperfections or irregularities of title that, individually or in the aggregate, do not and would not be reasonably likely to materially adversely affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted.

      For the purposes of this Agreement "Permitted Encumbrances" means (i) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (ii) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iv) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property;
(v) liens arising under this Agreement; (vi) liens in favor of Silicon Valley Bank arising pursuant to the Loan and Security Agreement, dated December 27, 2002, as amended from time to time; (vii) liens securing obligations under a capital lease if such liens do not extend to property other than the property leased under such capital lease, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (viii) liens upon any equipment to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, so long as such lien extends only to the equipment financed, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto; (ix) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (x) liens in favor of a bank or securities intermediary with respect to fees and similar charges, whether arising by law or by contract; (xi) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (xii) the Warburg Group Liens (as such term is defined in the order approving the DIP Financing); and (xiii) Encumbrances that do not have a material adverse impact upon the Purchased Assets and the Business for the period commencing on the Commencement Date.

      4.8. Intellectual Property.

      (a) For purposes of this Agreement:

      (i) "Intellectual Property" means all Intellectual Property Rights of Sellers and the Transferred Subsidiaries.

      (ii) "Products" means all products of Sellers made commercially available by Sellers at the Closing Date.

      (iii) "Technology" means collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing necessary for the conduct of the business of Sellers or any of their subsidiaries, presently conducted.

      (iv) "Intellectual Property Rights" shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, "Patents"); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights,

Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, "Marks"); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefore (collectively, "Copyrights"); (D) trade secrets in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"); and
(E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

      (v) "Publicly Available Software" means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software, in each case that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

      (vi) "Software" means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

      (b) With respect to the representations and warranties in this Section and except as otherwise noted, Intellectual Property means all Intellectual Property Rights of Sellers and the Transferred Subsidiaries used in the Products, or necessary for the conduct of the business of Sellers or the Transferred Subsidiaries, as presently conducted.

      (c) Section 4.8(c) of the Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by Sellers or any of their subsidiaries. Section 4.8(c) of the Disclosure Schedule lists the record owner of each such Intellectual Property Right, the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, and any proceedings or actions before any court, tribunal relating to any such Intellectual Property Right.

      (d) With respect to the Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such material items of Intellectual Property have been paid and all necessary documents and certificates in connection with such material items of Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property.

      (e) Except as set forth in Section 4.8(e) to the Disclosure Schedule, the Intellectual Property owned by Sellers will be fully transferable to Purchaser and the Material Contracts pursuant to which any of Sellers has licensed Intellectual Property to Sellers, or any of them, will be fully assumable by

Purchaser, without restriction and without payment of any kind to any third party, except for inbound "shrink-wrap" and generally available commercial binary code end-user or enterprise licenses and except for technology in the public.

      (f) Except as set forth in Section 4.8(f) to the Disclosure Schedule, each material item of Intellectual Property and all Intellectual Property licensed to Sellers or any of their subsidiaries on an exclusive basis, is free and clear of any Encumbrance.

      (g) To Parent's Knowledge, except as set forth in Section 4.8(g) of the Disclosure Schedule, no Intellectual Property owned by or exclusively licensed to Sellers or any of their subsidiaries is subject to any proceeding or outstanding order, holding, ruling, or judgment of any court of competent jurisdiction that restricts in any manner the use, transfer or licensing thereof by Sellers or any of their Subsidiaries or which would be reasonably likely to adversely affect the validity, use, or enforceability of such Intellectual Property.

      (h) To Parent's Knowledge, except as set forth in Section 4.8(h) to the Disclosure Schedule, all Material Contracts pursuant to which Sellers have licensed Intellectual Property are in full force and effect and the consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination or suspension of such Contracts pursuant to which Sellers have licensed Intellectual Property.

      (i) To Parent's Knowledge, no Intellectual Property is subject to restriction, constraint, control, supervision or limitation imposed by any governmental authority as a result of: (i) the use of government funding, facilities of a university, college, other educational institution or research center or funding from third parties in the development of any Intellectual Property owned by or exclusively licensed to the Sellers or any of its subsidiaries; or (ii) the involvement in, contribution to, or creation or development of any Intellectual Property owned by or exclusively licensed to the Sellers or any of its subsidiaries by any current or former employee, consultant or independent contractor of the Sellers who performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Sellers or any of its subsidiaries.

      (j) To Parent's Knowledge, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third person or constitute unfair competition or trade practices under the laws of any jurisdiction.

      (k) To the Knowledge of Sellers, no Trade Secret material to the businesses of Sellers or any of their subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by Sellers or any of their subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the confidential Intellectual Property. Sellers and their subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets.

      (l) To Parent's Knowledge, Section 4.8(l) of the Disclosure Statement sets forth a correct and complete list of all Software that is (i) owned exclusively by Sellers or any of their subsidiaries; or (ii) used by Sellers or their subsidiaries in their businesses and not exclusively owned by Sellers or their subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their businesses as presently conducted.

      (m) No Publicly Available Software is, in whole or in part, embodied or incorporated into any of the Products.

      (n) To Parent's Knowledge, Sellers own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, "Computer Systems") that are necessary for the operations of the Business as presently conducted.

      (o) To Parent's Knowledge, neither Sellers nor any of their subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any party of, any Source Code (as defined below). Section 4.8(o) of the Disclosure Schedule identifies each contract by and between any of Sellers or any of their subsidiaries, and any escrow agents pursuant to which any of Sellers or any of their subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Source Code and further describes whether the execution of this Agreement or the consummation of the transaction contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Source Code. As used in this Section 4.8(o), "Source Code" means any source code of the software or of any portion or aspect of the software, or any material proprietary information or algorithm contained in or relating to any software source code, in each case of any Product or any product or technology currently under development by Sellers or any of their subsidiaries.

      4.9. Insurance, Claims and Warranties.

      Section 4.9 of the Disclosure Schedule sets forth a correct and complete list of all casualty insurance policies related to the Purchased Assets maintained by Sellers or the Transferred Subsidiaries (the "Policies"). The Policies (i) have been issued by insurers which, to the Knowledge of Sellers, are reputable and financially sound, (ii) provide coverage for the Purchased Assets in a manner in keeping with the nature of the Purchased Assets and customary practice in the industries in which Sellers and the Transferred Subsidiaries operate and (iii) are in full force and effect. No notice of cancellation or termination has been received by Sellers with respect to any of the Policies.

      4.10. Inventories; Accounts Receivable; Customers and Suppliers.

      (a) As of the date the Chapter 11 Cases are commenced, the Inventory is in good and marketable condition, and are usable and saleable in the ordinary course of business. The reserves reflected in Sellers' consolidated balance sheet as of the Balance Sheet Date for obsolete, excess, damaged or otherwise unusable Inventory were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied and are believed by Sellers in good faith to be adequate.

      (b) As of the date the Chapter 11 Cases are commenced: (i) all Accounts Receivable have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms;

(ii) all Accounts Receivable reflected on Sellers' consolidated balance sheet as of the Balance Sheet Date or arising after the date thereof are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves Sellers believe in good faith are adequate and which were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied; and (iii) none of the Accounts Receivable (x) are subject to any setoffs or counterclaims or (y) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

      (c)  Schedule  4.10(c)  sets  forth  a list  of the  twenty  (20)  largest
           ----------------
customers and the twenty (20) largest suppliers of Sellers and the Transferred Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2004 and the fiscal period ended April 1, 2005, taken together, showing the total sales by Sellers and the Transferred Subsidiaries to each such customer and the total purchases by Sellers and the Transferred Subsidiaries from each such supplier.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants, to and for the benefit of Sellers, that
(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform its obligations under this Agreement, including approval of Purchaser's Board of Directors, (b) limited by and subject to the Bankruptcy and Equity Exception, the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, limited by and subject to Bankruptcy and Equity Exceptions, (c) subject to the entry of the Sale Order, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and (d) that as of the Signing Date it has or has access to sufficient funds to provide financing to Sellers on the terms contemplated by this Agreement.

SECTION 6. COVENANTS OF SELLERS AND PURCHASER

      6.1. Conduct of the Business Prior to Closing.

      Except (i) as expressly permitted by this Agreement,  (ii) as disclosed in
Section  6.1 of the  Disclosure  Schedule,  (iii)  with the  written  consent of
Purchaser (which shall not be unreasonably withheld or delayed) or (iv) as required by applicable Law, during the period from the Commencement Date until the Closing, Sellers shall, and shall cause each of the Transferred Subsidiaries to, using commercially reasonable efforts: (w) conduct their business, (x) comply in all material respects with all applicable Laws and, subject to any change permitted pursuant Section 6.1 and the provisions of the Bankruptcy Code, and the requirements of all Material Contracts, (y) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Closing and (z) keep in full force and effect all material insurance policies as identified in Schedule 6.1 maintained by Sellers and the
                                     ------------
Transferred Subsidiaries. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement (ii) as disclosed in Section

6.1 of the Disclosure Schedule, (iii) with the written consent of Purchaser (which shall not be unreasonably withheld or delayed) or (iv) as required by applicable Law, during the period from the Commencement Date to the Closing:

      (a) None of the Transferred Subsidiaries shall issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests;

      (b) None of the Transferred Subsidiaries shall incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Transferred Subsidiaries, other than borrowings by the Transferred Subsidiaries from Moseley under the DIP Loan Agreement, or except as otherwise agreed to in writing by Purchaser. None of the Transferred Subsidiaries are obligated or indebted for any intercompany receivables or intercompany claims owed to an affiliate not constituting a Transferred Subsidiary; alternatively, none of the Sellers and its respective estates or successors shall pursue any such intercompany receivables or intercompany claims against the Transferred Subsidiaries and such intercompany receivables or intercompany claims shall be deemed released as of the Closing Date.

      (c) None of the Transferred Subsidiaries shall sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Encumbrance (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Encumbrance, any of the Purchased Assets (including the securities of the Transferred Subsidiaries) or any material assets outside the ordinary course of business of the Transferred Subsidiaries to any entity or person, except (i) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (ii) pursuant to contracts in force on the Commencement Date and listed on Section 6.1(c) of the Disclosure Schedule, correct and complete copies of which have been made available to Purchaser, or (iii) dispositions of obsolete or worthless assets;

      (d) Neither Sellers nor the Transferred Subsidiaries shall directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or any assets other than in the ordinary course of business of Sellers or the Transferred Subsidiaries or up to amounts set forth in the Budget (as such term is defined in the DIP Loan Agreement);

      (e) Neither Sellers nor the Transferred Subsidiaries shall make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any entity or person other than a direct or indirect wholly owned subsidiary of Sellers in the ordinary course of business;

      (f) (i) Neither Sellers nor the Transferred Subsidiaries shall enter into, terminate, reject or amend any Material Contract (other than the amendment of a Material Contract described by Section 4.6(a)(vii) in the ordinary course of business consistent with past practice), (ii) Neither Sellers nor the Transferred Subsidiaries shall enter into, terminate or amend any other contract that is material to Sellers and their subsidiaries taken as a whole (other than the amendment of an existing customer, client or supply contract in the ordinary course of business consistent with past practice), (iii) Neither Sellers nor the Transferred Subsidiaries shall enter into or extend the term or scope of any contract that purports to restrict Sellers, or any existing or future subsidiary or affiliate of Sellers, from engaging in any line of business or in any geographic area, (iv) Neither Sellers nor the Transferred Subsidiaries shall enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement, or (vi) Neither Sellers nor the Transferred Subsidiaries shall release any entity or person from, or modify, waive or fail to enforce any provision of, any confidentiality, standstill or similar agreement;

      (g) Neither  Sellers nor the  Transferred  Subsidiaries  shall amend their
respective   certificates   of   incorporation   and  by-laws   (or   comparable
organizational documents);

      (h) Neither Sellers nor the Transferred Subsidiaries shall adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of Sellers), other than a plan of reorganization or liquidation proposed in the Chapter 11 Cases. Such plan may not alter, amend, or be contrary to the provisions of this Agreement and the transactions contemplated hereby;

      (i) The Transferred Subsidiaries shall not pay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) except (A) in the ordinary course of business in an amount not exceeding Five Thousand Dollars ($5,000) in the case of any individual claim, liability or obligation and Fifty Thousand Dollars ($50,000) in the aggregate to any other person; and (B) those obligations as set forth in the Budget;

      (j) Neither Sellers nor the Transferred Subsidiaries shall enter into any compromises or settlements with respect to the Accounts Receivable, nor consummate any such compromises or settlements;

      (k) Neither Sellers nor the Transferred Subsidiaries shall issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Purchaser, except communications in the ordinary course of business that do not relate to the transactions contemplated by this Agreement; provided, however, that the Sellers or the Transferred Subsidiaries, as the case may be, may issue such communications without the prior approval of Purchaser in the event that Purchaser fails to make an authorized representative reasonably available to the Sellers and the Transferred Subsidiaries for the prompt review and approval of such communications;

      (l) The Transferred Subsidiaries shall not settle or compromise any litigation, proceeding or investigation except as would not be reasonably likely to cause a Material Adverse Effect;

      (m) Sellers shall not enter into any other letter of intent or agreement to sell any or all of the Purchased Assets nor seek approval of the Bankruptcy Court for such a letter of intent, unless and until either (i) the Bankruptcy Court denies or declines to enter the Bidding Procedures Order or (ii) this Agreement terminates in accordance with the provisions of Section 9.4 hereof; or

      (n) Prior to the Closing Date, Sellers shall not initiate any preference or other claims against any counterparties to the Assumed Contracts to the extent that such claims would give rise to additional Cure Amounts.

      6.2. Commercially Reasonable Efforts.

      (a)  Subject  to the terms and  conditions  of this  Agreement  (including
Section 6.2(c)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts promptly to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from the Bankruptcy Court or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      (b) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with the Bankruptcy Court or a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, the Bankruptcy Court or any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement.

      (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted or raised by the Bankruptcy Court, any party in interest to the Chapter 11 Cases, a Governmental Authority or other Person with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Sellers shall not, without Purchaser's prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.2. shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to
Section 9.4 so long as such party has up to then complied in all material respects with its obligations under this Section 6.2, or (ii) require Purchaser or Sellers to offer, accept or agree to (A) dispose or hold separate any part of its or Sellers' businesses, operations, assets or product lines (or a combination of Purchaser's and Sellers respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Purchaser or Sellers or any of their affiliates may carry on business in any part of the world, in the case of (A), (B) or (C) as would be material to Purchaser or Sellers.

      (d) [Intentionally Omitted].

      6.3. Public Announcements.

      Neither Sellers nor Purchaser shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated herein without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, court process or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent practicable).

      6.4. Certain Notifications.

      (a) Sellers shall (as such acts are applicable to Sellers):

      (1) Promptly notify Purchaser of (i) any action taken by Sellers, or any circumstance or event, that could reasonably be expected to have a Material Adverse Effect and (ii) any fact, circumstance, event, or action affecting the Purchased Assets (A) which, if known at the Commencement Date, would have been required to be disclosed in or pursuant to this Agreement or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Sellers contained in this Agreement or any agreement contemplated to be delivered by or entered into by Sellers in connection with or pursuant to this Agreement not being true and correct in all material respects as of the Commencement Date or at the Closing, provided, however, if there is (i) any action taken by Sellers, or any circumstance or event, that could reasonably be expected to have a Material Adverse Effect and (ii) any fact, circumstance, event, or action affecting the Purchased Assets (A) which, if known at the Commencement Date, would have been required to be disclosed in or pursuant to this Agreement or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Sellers contained in this

Agreement or any agreement contemplated to be delivered by or entered into by Sellers in connection with or pursuant to this Agreement not being true and correct in all material respects as of the Commencement Date or at the Closing, Purchaser shall be permitted to terminate this Agreement in accordance with the provisions of Section 9.4 hereof.

            (2) Promptly notify Purchaser regarding any material breach of any covenant or obligation of Sellers hereunder; and

            (3) Promptly notify Purchaser in writing of the occurrence of any circumstance or event which will result in, or could reasonably be expected to result in, the failure of Sellers to timely satisfy any of the closing conditions specified in Section 7 of this Agreement.

      (b) From the Signing Date until the Closing Date, Purchaser shall:

            (1) Promptly notify Sellers in writing of the occurrence of any circumstance or event which will result in, or could reasonably be expected to result in, the failure of Purchaser to timely satisfy any of the closing conditions specified in Section 8 of this Agreement; and

            (2) Promptly forward to Sellers a copy (unless already served on Sellers' counsel) of any notice, application, motion, objection, response, proposed order or other documents or pleadings relating in any way to this Agreement or the transactions contemplated hereby or thereby (together with a true and correct copy of any such documents or pleadings).

      6.5. Access to Personnel and Information.

      From the Signing Date until the Closing Date, Sellers shall make all commercially reasonable efforts to (a) permit Purchaser and its representatives to have free and reasonable access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, persons and entities having business relationships with Sellers in respect of the Purchased Assets (including landlords, telecommunications service providers, investors, customers and distributors), books, records (including tax records), contracts, and documents of Sellers to the extent related to the Purchased Assets, (b) permit Purchaser to consult with present and former personnel and consultants of Sellers, and (c) furnish Purchaser with all financial, operating and other data and information related to the Purchased Assets as Purchaser may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

      6.6. Rejection of Contracts.

      Except for those Material  Contracts listed in Schedule 6.6, Sellers shall
                                                     ------------
not seek to have any Material Contracts related to the Business rejected in the Chapter 11 Cases until after the Closing Date.

      6.7. Updated Cure Amounts.

      Prior to the date of the hearing by the Bankruptcy Court approving this Agreement and the transactions contemplated thereunder (the "Approval Hearing"), Sellers shall provide to Purchaser any communications or pleadings received by

Sellers reflecting or asserting a cure amount that is different than the corresponding Cure Amounts described in Schedule 1.3, and Schedule 1.3 shall be
                                         ------------      ------------
accordingly amended.

      6.8. Post-Closing Covenants.

      (a) After the Closing, Sellers and Purchaser, as applicable, shall use commercially reasonable efforts to deliver to Sellers or Purchaser, as applicable, (A) any mail, packages and other communications addressed to Sellers or Purchaser, as applicable, and relating to the Purchased Assets that properly belongs to Sellers or Purchaser, as applicable, and (B) any cash, securities or other property Sellers or Purchaser, as applicable, receives that properly belongs to Sellers or Purchaser, as applicable.

      (b) Sellers shall, for a period of one (1) year after the Closing Date, at Purchaser's request, provide Purchaser and its representatives with access to and the right to make copies of all remaining records and documents related to the Purchased Assets, possession of which is retained by Sellers, as may be necessary or useful in connection with Purchaser's use of the Purchased Assets after the Closing. If during such period Sellers elects to dispose of such records and documents, Sellers shall give Purchaser thirty (30) days' prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration.

SECTION 7. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS AT THE CLOSING.

      Purchaser's obligations to purchase the Purchased Assets, assume the Assumed Contracts and take the other actions required to be taken by Purchaser, on the Closing Date, are subject to the satisfaction, at or prior to the Closing of the following conditions (any of which may be waived by Purchaser, in whole or in part):

      7.1. Accuracy of Representations.

      The representations and warranties made by Sellers in this Agreement that are qualified as to a Material Adverse Effect shall be true and correct, and the representations and warranties made by Sellers in this Agreement that are not so qualified shall be true and correct except where their failure to be true and correct does not have and would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, as confirmed in the Sellers Closing Certificate executed by the responsible officer of Sellers.

      7.2. Performance of Obligations.

      Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to Closing Date, and Purchaser shall have received the Sellers Closing Certificate signed by an authorized officer of Sellers (in form and substance reasonably satisfactory to Purchaser), dated as of the Closing Date, to such effect.

      7.3. [Intentionally Omitted.]

      7.4. Court Approvals; No Injunction.

      (a) [Intentionally Omitted]

      (b) The Court shall have entered the Sale Order, in form and substance reasonably acceptable to Purchaser.

      (c) No order, decree or judgment of any court, agency or Governmental Authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      7.5. Certain Liabilities

      (a) The Lease Agreement with CarrAmerica Realty Operating Partnership, L.P., dated as of May 9, 2005, shall be in full force and effect and assigned to Purchaser.

      7.6. [Intentionally Omitted]

      7.7. Assumed Contracts.

      On or before the Closing Date, the Bankruptcy Court shall have granted Sellers' request to assume the Assumed Contracts and authorized the assignment of the Assumed Contracts to Purchaser.

      7.7 Transfer of DIP Lender Protections.

      In the event that Purchaser is determined to be the "Qualified Bidder" who submitted the "Successful Bid" in the "Auction", then, prior to any of Purchaser's "Deposit" or second deposit that will have been placed into the "DIP Loan Obligation Escrow" (together, the "Purchaser's Deposits") being used to pay any portion of the "Topping Fee" to Moseley or to repay any of the DIP Financing to Moseley (as the foregoing undefined terms in quotation marks are defined in the Bidding Procedures), (a) Moseley, without any further payment, shall have irrevocably assigned and transferred to Purchaser all of Moseley's rights, benefits, and priorities under and arising from the DIP Loan Agreement, the documents and other transactions contemplated thereby, and any orders of the Bankruptcy Court relating thereto pursuant to documentation in form and substance acceptable to Purchaser and (b) the Bankruptcy Court shall have entered an order as part of the Sale Order (i) approving and requiring as a condition precedent to any payments being made to Moseley the foregoing assignment and transfer, (ii) with respect to any portion of the Purchaser's Deposits used to satisfy any DIP Financing obligations of Sellers to Moseley, granting to Purchaser all of the rights, benefits, priorities, and protections already granted to Moseley as lender pursuant to the Final Order (A) Authorizing Postpetition Financing and Granting Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. ss.ss. 361, 362, and 364;

(B) Authorizing Use of Cash Collateral; (C) Modifying the Automatic Stay pursuant to 11 U.S.C. ss. 362; (D) Granting Adequate Protection Pursuant to U.S.C. ss.ss. 361, 362, 363,364, and 552; and (E) Scheduling Interim and Final Hearings Pursuant to Bankruptcy Rule 4001 entered in the Chapter 11 Cases, and
(iii) deeming any portion of the Purchaser's Deposits used to pay the Topping Fee as an administrative priority expense under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, which order shall be in form and substance acceptable to Purchaser. In the event any of the foregoing conditions is not satisfied, then Purchaser shall be entitled to terminate this Agreement immediately. Further, if the form of Sale Order submitted to the Bankruptcy Court for approval does not contain the foregoing terms (in form and substance acceptable to Purchaser), then Purchaser shall be entitled to immediately terminate this Agreement and withdraw the offer reflected in this Agreement. In the event that Purchaser terminates this Agreement and/or withdraws the offer reflected in this Agreement in accordance with the foregoing provisions, then Purchaser's Deposits will be immediately returned to Purchaser and shall not be used to satisfy any obligations to Moseley or for any other purpose.

      7.10 Retention Plan.

      The terms of any employee retention plan, customer retention plan, supplier retention plan, or other similar plan implemented by any of the Sellers prior to the Closing Date shall be reasonably acceptable to Purchaser, including, without limitation, the employees, customers, or suppliers affected, the incentives offered, and the timing of payment or receipt of any incentive.



SECTION 8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS AT THE CLOSING

      Sellers' obligations to sell the Purchased Assets (including assigning to Purchaser the Assumed Contracts) and take the other actions required to be taken by Sellers at and following the Closing Date are subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived by Sellers, in whole or in part):

      8.1. Accuracy of Representation.

      The representation and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

      8.2. Performance of Obligations.

      Purchaser shall have performed all material obligations herein engaged to be performed or observed by it on or prior to the Closing Date.

      8.3. DIP Financing.

      Purchaser shall have complied in all respect with the terms of the DIP Loan Agreement and the transactions contemplated thereunder (the "DIP Financing") arising from and after date that both the DIP Loan Agreement is assigned and transferred to Purchaser and the assignment and transfer is approved by the Bankruptcy Court, all as contemplated in Section 7.9 above.

      8.4. Court Approval.

      The Court shall have entered the Sale Order.

      8.5. No Adverse Proceedings.

      No order, decree or judgment of any court, agency or governmental entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

SECTION 9. BANKRUPTCY COURT MATTERS; TERMINATION.

      9.1. Approval of Bidding Procedures.

      (a) Effective July 1, 2005, the Bankruptcy Court entered an order (the "Bidding Procedures Order") approving procedures by which bidding for the Sellers' assets could occur (the "Bidding Procedures").

      (b) As used in this Agreement, an "Alternative  Transaction" shall include
(a) the sale (whether by stock sale, merger, consolidation or otherwise) of all or a substantial portion of the capital stock of Sellers to a party other than Purchaser, (b) the sale of all or any of the Purchased Assets pursuant to the Bidding Procedures to a party other than Purchaser, or (c) a transaction or series of transactions outside or independent of the Bidding Procedures that result in Sellers realizing not less than an aggregate of Twenty One Million Dollars ($21,000,000) in cash and/or fair market value of debt and/or equity securities (such fair value to be determined by the Bankruptcy Court from a party other than Purchaser or, if Sellers shall not then be the subject of the Chapter 11 Cases, then jointly by Sellers and Purchaser or, failing such joint determination, by an independent nationally recognized investment banking firm jointly selected by Sellers and Purchaser or, failing such joint selection, by such an independent nationally recognized investment banking firm selected by two other investment banking firms selected one each by Sellers and Purchaser) from the sale or transfer of Purchased Assets, in each case to a Person other than Purchaser, excluding the sale of Inventory in the order course of Sellers' Business.

      9.2. No Solicitation Period.

      (a) [Intentionally Omitted]

      (b) Following entry of the Bidding Procedures Order until the bid deadline set forth therein, Sellers and Sellers' and Sellers' subsidiaries' respective officers, directors, other employees, investment bankers, attorneys, financial advisors, accountants, agents and other representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning the potential or actual submission of a qualified bid in accordance with the Bidding Procedures; provided, however, that within twenty-four (24) hours after Sellers' receipt of any offer for an Alternative Transaction, Sellers must deliver to Purchaser by electronic or facsimile transmission or same day courier service true and complete copies of all documents related to any such Alternative Transaction.

      (c) To the extent the Bidding Procedures Order is inconsistent with the terms of this Agreement, the Bidding Procedures Order shall control (subject to Section 7.9 above).

      9.3. Bankruptcy Court Approval.

      (a) At least twenty-five (25) days prior to the hearing at which the Bankruptcy Court shall consider Sellers' request for entry of an order in substantially the form attached hereto as Exhibit E, including such changes
                                             ---------
thereto requested or approved by Purchaser in its reasonable discretion (the "Sale Order"), Sellers shall serve a copy of the motion for approval of the Sale Order (along with a copy of the proposed Sale Order and the Bidding Procedures Order) on each jurisdiction where the Purchased Assets are subject to tax. Sellers shall cause the Sale Order to contain terms complying with Section 7.9 above.

      (b) Sellers shall obtain entry by the Bankruptcy Court of the Sale Order by no later than July 27, 2005, unless such date is extended by written consent of Sellers and Purchaser.

      (c) If the Bidding Procedures Order or the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain expedited resolution of any such appeal, petition or motion.

      (d) Sellers shall not file any motion or application seeking entry of the Sale Order, or any pleading or filing relating to the Cure Amounts with the Bankruptcy Court or any other court or Governmental Authority without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

      (e) Sellers shall cooperate with Purchaser and its representatives in connection with the Bidding Procedures Order, the Sale Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser's reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents related to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that the terms of any plan it submits to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation of performance of the transactions contemplated by this Agreement, including without limitation, any transactions contemplated by or approved pursuant to the Bidding Procedures Order or the Sale Order.

      (f) Notwithstanding anything to the contrary, neither Purchaser nor Sellers shall be prohibited or otherwise restrained from making any filing with the Bankruptcy Court to challenge or object to the entry of an order by the Bankruptcy Court approving the entry by Sellers into an Alternative Transaction.

      9.4. Termination.

      At any time prior to the Closing, this Agreement may be terminated (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

      (a) by the mutual written consent of Purchaser and Sellers;

      (b) immediately upon written notice of Purchaser to Sellers, or Sellers to Purchaser, if the Closing does not occur on or prior to July 29, 2005, provided that a later date may be agreed upon in writing by Purchaser and Sellers;

      (c) immediately upon written notice by Purchaser to Sellers if (i) there are any material breaches by Sellers of the representations and warranties set forth in Article 4 hereof or the covenants of Sellers set forth in Article 6 hereof, (ii) Sellers' inability to satisfy the conditions precedent set forth in
Article 7 hereof, or (iii) there is a Material Adverse Effect;

      (d) immediately upon written notice by Sellers to Purchaser if (i) there are any material breaches by Purchaser of the representations and warranties set forth in Article 5 hereof or the covenants of Sellers set forth in Article 6 hereof, or (ii) Purchaser's inability to satisfy the conditions precedent set forth in Article 8 hereof; or

      (e) by Sellers, in the event that a bid submitted by a bidder other than Purchaser is the higher and better bid in accordance with the Bidding Procedures and is approved by the Bankruptcy Court.

      9.5. Effect of Termination.

      If this Agreement is terminated in accordance with Section 9.4., all further obligations of the parties hereunder shall terminate, provided, however, that neither party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement.

SECTION 10. SURVIVAL

      All representations and warranties of Sellers contained in this Agreement and the applicable Sellers' Closing Certificate, bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment shall terminate and be of no further force or effect after the Closing. However, to the extent there is any covenant, agreement or obligation herein which, by its terms, expressly contemplates performance by any of the parties after the Closing, then such covenant, agreement or obligation shall survive the Closing.

SECTION 11. MISCELLANEOUS PROVISIONS

      11.1. Disclaimer.

      Purchaser further acknowledges that none of Sellers' directors or officers shall have any personal liability for any representations, warranties, covenants or obligations contained in this Agreement, except for actual fraud. Purchaser further acknowledges that Purchaser has conducted due diligence regarding the Purchased Assets and all such other matters relating to or affecting the Purchased Assets as Purchaser deems necessary or appropriate in proceedings with the transaction contemplated by this Agreement and, subject to all of the conditions precedent set forth in Section 7 hereof and subject to the right of Purchaser to terminate this Agreement in accordance with and pursuant to Section
9.4 hereof, Purchaser will consummate such transactions based upon such due diligence and the Sellers representations and warranties contained in this Agreement.

      11.2. Employment.

      (a) At any time immediately prior to or after the Closing, Purchaser shall be permitted to offer employment to any of Sellers' employees and officers. Subject to compliance with applicable law, Purchaser agrees that it shall offer employment to all Proxim employees in China and Taiwan and further agrees that it shall assume the employee obligations related to employees employed by the Transferred Subsidiaries. Such individuals who accept such offers are referred to herein as the "Transferred Employees." Subject to applicable laws, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Purchaser shall assume the paid time off balances of such Transferred Employee existing at the Closing. In addition, Purchaser will assume any severance obligations and employee benefits relating to the Transferred Employees specifically required by federal, state, or foreign law. Purchaser shall have no liability or responsibility for (y) any severance, paid time off, or any other employee benefit relating to any employee of any of the Sellers or any of their affiliates who is not a Transferred Employee or (z) any paid time off, contractual severance benefits, or any other employee benefits relating to any of the Transferred Employees that accrued prior to Closing (other than as specifically described in this Section 11.2(a)).

      Notwithstanding the above, Purchaser shall comply with the European Transfer of Undertakings (Protection of Employment) Regulations (TUPE) related to the acquisition of Proxim Europe B.V. and all employees in Europe.

      (b) To the extent permitted by applicable law, from time to time following the Closing, Sellers shall, or shall cause their Subsidiaries to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser's records.

      11.3. Objections by Counterparties to Executory Contracts.

      In addition to the rights of Purchaser pursuant to 2.2(c) hereof, to the extent any counterparty to a to-be assumed and assigned contract files an objection to the transactions contemplated by this Agreement, Purchaser, in its sole discretion, may elect to oppose such objection, not have such contract assumed and assigned, or enter into a compromise with such counterparty.

      11.4. Fees and Expenses.

      Except as otherwise specifically provided herein, each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      11.5. Attorneys' Fees.

      If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision hereof is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      11.6. Notices.

      Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

If to Sellers:              Proxim Corporation
                            2115 O'Nel Drive
                            San Jose, CA  95131
                            Attn: Richard J. Tallman
                            Facsimile: (408) 781-9000
                            e-mail: rtallman@proxim.com
                                    -------------------


with a copy to:             Pachulski Stang Ziehl Young Jones & Weintraub
                            Three Embarcadero Center, Suite 1020
                            San Francisco, CA.  94111-5994
                            Attn: Tobias Keller, Esq.
                            Facsimile: (415) 263-7010
                            e-mail: tkeller@pszyjw.com
                                    ------------------

                            and

                            Wilson Sonsini Goodrich & Rosati
                            650 Page Mill Road
                            Palo Alto, CA 94304
                            Attn: Robert G. Day, Esq.
                            Facsimile: (650) 493-6811
                            e-mail: rday@wsgr.com
                                    -------------

If to Purchaser:            Terabeam Wireless
                            8000 Lee Highway
                            Falls Church, VA  22042
                            Attn: Mr. Robert E. Fitzgerald
                            Facsimile: (703) 205-0610
                            e-mail: rfitzgerald@terabeam.com
                                    ------------------------

                            Terabeam Wireless
with a copy to:             881 North King Street, Suite 100
                            Northampton, MA  01060
                            Attn: David L. Renauld
                            Facsimile: (413) 584-2685
                            e-mail: drenauld@terabeam.com
                                    ---------------------

                            and

                            Richards, Layton & Finger
                            One Rodney Square
                            920 North King Street
                            Wilmington, DE  19801
                            Attn: Daniel J. DeFranceschi, Esq.
                            Facsimile:(302) 651-7701
                            e-mail: defranceschi@rlf.com
                                    --------------------



      11.7. Counterparts.

      This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      11.8. Governing Law; Venue; Waiver of Jury Trial.

      This Agreement is to be construed first in accordance with and governed by the Bankruptcy Code and, to the extent that the Bankruptcy Code does not address the matter at hand, then, in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Unless otherwise agreed to by the parties in writing, each party to this Agreement irrevocably consents and submits to the jurisdiction of the Bankruptcy Court as to claims made in connection with this Agreement.

      11.9. Successors and Assigns.

      Subject to the entry of the Sale Order, this Agreement shall be binding upon and inure to the benefit of Sellers and its successors and permitted assigns (if any), including any Chapter 7 or Chapter 11 trustee appointed in Sellers' Chapter 11 Cases, and Purchaser and its successors and permitted assigns (if any). This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may, without the consent of Sellers, freely assign any or all of its rights and delegate any or all of its duties under this Agreement, in whole or in part, to any affiliate of Purchaser; provided however that Purchaser shall not be relieved of any liability under this Agreement as a result of such assignment or delegation.

      11.10. Specific Performance.

      The rights and remedies of the parties hereto shall be cumulative (and not alternative). Sellers acknowledges and agrees that Purchaser would be damaged irreparably in the event any of the provisions of this Agreement was not performed by Sellers in accordance with its specific terms or otherwise was breached. Accordingly, upon entry of the Sale Order and Purchaser being declared the winning bidder through and including the Closing, Sellers agrees that Purchaser shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding in addition to any other remedy to which it may be entitled, at law or in equity. All rights under this Section shall expire at the Closing and shall be of no further force and effect.

      11.11. Waiver.

      No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof. No party shall be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party.

      11.12. Amendments.

      This Agreement may not be amended other than by a written instrument duly executed and delivered by a duly authorized officer on behalf of each of the parties hereto.

      11.13. Severability.

      In the event that any provision of this Agreement shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.14. Parties in Interest.

      None of the provisions of this Agreement is intended to provide any rights or remedies to any person or entity other than the parties hereto and their respective successors and permitted assigns (if any).

      11.15. Preparation of this Agreement.

      Each of the parties hereby acknowledges and agrees that (a) Purchaser and Sellers jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Purchaser and Sellers have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby and (c) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

      11.16. Entire Agreement.

      The Agreement (including schedules and exhibits hereto) sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, except the non-disclosure agreements previously executed by Purchaser and Sellers.

      11.17. Time of the Essence; Further Assurances.

      The parties hereto acknowledge that time is of the essence to this Agreement. Prior to the Closing Date, Sellers agree to provide all assistance reasonably requested by Purchaser in order to acquire all right, title and interest in the Purchased Assets, and Purchaser agrees to provide all assistance reasonably requested by Sellers to obtain entry of the Sale Order and consummate the Closing, including without limitation the provision of documents and information to Purchaser as Purchaser may reasonably request in good faith; provided, however, that nothing contained herein shall be deemed to obligate Purchaser to waive any requirement in Section 7 of this Agreement (including, without limitation, the requirements in Section 7.4(b) of this Agreement).

      11.18. Plan.

      Subsequent to the Closing, without the prior written consent of the party affected, this Agreement may not be modified by the terms of any plan of reorganization proposed by Sellers and filed in the Court, or otherwise.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                      TERABEAM WIRELESS
                                      YDI WIRELESS, INC.



                                      By:  /s/ Robert E. Fitzgerald
                                           -------------------------------------
                                           Robert E. Fitzgerald
                                           Chief Executive Officer


































                                       S-1
                           (Asset Purchase Agreement)

                                      PROXIM CORPORATION



                                      By:  /s/ Kevin J. Duffy
                                           -------------------------------------
                                           Kevin J. Duffy
                                           President and Chief Executive Officer


































                                       S-2
                           (Asset Purchase Agreement)

                                      PROXIM WIRELESS NETWORKS, INC.



                                      By:  /s/ Michael D. Angel
                                           -------------------------------------
                                           Michael D. Angel
                                           President


































                                       S-3
                           (Asset Purchase Agreement)

                                      PROXIM INTERNATIONAL HOLDINGS, INC.



                                      By:  /s/ Michael D. Angel
                                           -------------------------------------
                                           Michael D. Angel
                                           President



































                                       S-4
                           (Asset Purchase Agreement)